Exhibit 99.2

Update: root9B Technologies Receives $7.7 Million in Financing

NEW YORK, March 14, 2016 /PRNewswire/ -- root9B Technologies (RTNB), a leading provider of Cybersecurity and Regulatory Risk Mitigation Services, announced the closing of a $7.7 million equity sale. The financing concluded on March 10, 2016 with a $5.5 million equity purchase by an institutional investor. Drexel Hamilton served as the placement agent.

The Company plans to use the net proceeds from the offering to support the Company's future operations and capital requirements.

About root9B Technologies, Inc.

root9B Technologies (RTNB) is a leading provider of Cybersecurity and Regulatory Risk Mitigation Services. Through its wholly owned subsidiaries root9B and IPSA International, root9B Technologies delivers results that improve productivity, mitigate risk and maximize profits. Its clients range in size from Fortune 100 companies to mid-sized and owner-managed businesses across a broad range of industries including local, state and government agencies. For more information, visit www.root9btechnologies.com.

Forward Looking Statements

Certain information contained in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on root9B Technologies' current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of root9B Technologies business. These risks, uncertainties and contingencies are indicated from time to time in root9B Technologies filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that root9B Technologies financial results in any particular period may not be indicative of future results.  root9B Technologies is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.